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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 4 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (File Nos. 333-60683 and 811-08935, respectively) of our report dated October 13, 2000 on our audit of the financial statements and financial highlights of Warburg, Pincus Global Telecommunications Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended August 31, 2000. We also consent to the reference of our firm under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
November 30, 2000